Exhibit 99.2

ECPN                             ECPN
                                 EL CAPITAN PRECIOUS METAL  OTCBB

El Capitan Precious Metals Adds Two Outside Members to the Board of Directors; Steve Antol, CFO, is Named As Treasurer

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--March 1, 2005--El Capitan Precious Metals, Inc. (OTCBB:ECPN) announced today the addition of two outside members to the Board of Directors. "This creates a six-man board with three outside members with substantial experience. They include a mix of mining, business and financial talent which will add to and support our current quality management," said Chuck Mottley, the Company's CEO and President.

In addition, Steve Antol, the Company's CFO, has been named the Company's Treasurer.

R. William Wilson: Bill has 25 years of domestic and international financial experience. He has served as a corporate Chief Financial Officer. As a commercial and merchant banker he has been active in arranging financing for companies in the mining industry. He has worked extensively with public and private companies in North America, Asia and Australia in the mining, financial services, real estate, building materials, health care and petrochemical industries. Bill is currently a principal in a corporate finance and international investment firm with a focus on China.

W. Pierce Carson: Pierce is a senior mining executive with 35 years of international experience in exploration and mining of precious metals, base metals and industrial minerals. Since 2003 Dr. Carson has served as President and Director of Azco Mining Inc. His prior experience includes 20 years with Nord Pacific Limited, where as President he managed the successful discovery and development of new gold and copper mines in Australia. For 10 years early in his career, Dr. Carson managed exploration programs for the international division of Exxon Minerals Company and directed North American precious metals exploration for Kennecott Copper Company. Dr. Carson holds a Bachelor's degree in Geology from Princeton University and M.S. and Ph.D. degrees in Economic Geology from Stanford University.

Steve Antol: Steve has 36 years of diversified experience in the field of corporate finance and administration. Since January of 1993 Steve has rendered services as a Chief Financial Officer consultant to a variety of firms including mining, transportation, steel fabrication and computer software. He has acted as the CFO for Gold and Minerals, Inc. and recently for NOVAHEADinc. He also was Corporate Treasurer for 10 years at Giant Industries, Inc., an independent refiner and marketer of petroleum products.

El Capitan Precious Metals, Inc. is an exploration stage company that owns a 40% interest in the El Capitan mine located near Capitan, New Mexico, as well as a joint venture and 20% ownership of 13 mining claims and other assets known as the C.O.D. mine located near Kingman, Arizona. In addition, the Company owns contractual rights to the Rainbow Valley mine consisting of 1,660 acres and 100% of the Weaver mine, both near Phoenix, Arizona.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the company's ability to successfully complete contracts for the sale of its iron ore and other products; fluctuations in world market prices for the Company's products; competition from iron ore producers worldwide, which producers have greater resources and more established operations than those of the company; the company's ability to arrange transportation from its mining properties to ocean ports on satisfactory terms; the Company's ability to obtain or maintain regulatory approvals; the company's ability to obtain financing for the commencement of mining activities on satisfactory terms; the Company's ability to obtain necessary financing; and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to update its forward-looking statements.

    CONTACT: El Capitan Precious Metals, Inc. Ron Perkins, 480-607-7093

    SOURCE: El Capitan Precious Metals, Inc.